Exhibit 99.1

American Dairy to Expand Production Capacity
at Gannan and Longjiang Facilities
Company to Purchase Equipment from the GEA Group

BEIJING, and LOS ANGELES, June 9 /PRNewswire–FirstCall/ – American Dairy, Inc. (NYSE: ADY) (“American Dairy” or the “Company”), one of the leading producers and distributors of premium infant formula, milk powder and soybean, rice and walnut products in China, today announced that it has entered into an agreement (“Agreement”) with the GEA Group, Germany (“GEA”).  Under the Agreement, GEA has agreed to provide the Company with infant formula production equipment, along with the related installations and training, at American Dairy’s Gannan production facility, Flying Crane Dairy Products Co., Limited (“Gannan Feihe”).  The Company expects the Agreement to increase production capacity at Gannan Feihe from 300 tons/day to 1,000 tons/day by August 2010.

Under the Agreement, American Dairy has agreed to make payments totaling approximately $24.6 million.  The Company plans to fund the purchase partially from cash on hand and cash generated from operations, and partially from existing credit facilities available to the Company.

Mr. Leng You-Bin, the Company's Chief Executive Officer, stated, “We are glad to continue our partnership with GEA, and ultimately to enhance our Gannan production facility using new equipment in accordance with the current standards of the European Union. We believe the equipment from trusted manufacturers like GEA will better ensure that we continue our rigorous quality standards.”

The Company also announced that it has completed the acquisition of a dairy processing plant located in Longjiang County, Heilongjiang Province, China, or “Longjiang Feihe.”  The total cash consideration of $4.4 million has been partially paid-for and subsidized by the Government of Longjiang County.  Under the Agreement, GEA will assist in remodeling the Longjiang Feihe facilities and in the construction of a 900 tons/day production facility, estimated to be completed by May 2011.

The enhancements at the Gannan Feihe and Longjiang Feihe facilities will expand American Dairy’s infant formula production capacity from approximately 1,220 tons/day, as of today, to approximately 1,920 tons/day by August 2010, and to approximately 2,820 tons/day by May 2011.

About GEA Group
The GEA Group, Germany, is a globally successful technology group with more than 250 companies in 50 countries. The company focuses on specialty mechanical engineering, especially process engineering and equipment. The GEA Group is one of the world’s market and technology leaders in 90 percent of its businesses.

About American Dairy, Inc.
American Dairy, Inc. (NYSE: ADY) is one of the leading producers and distributors of premium infant formula, milk powder, and soybean, rice walnut products in the People’s Republic of China.  American Dairy conducts operations in China through its wholly owned subsidiary, Feihe Dairy.  Founded in 1962, Feihe Dairy is headquartered in Beijing, China, and has processing and distribution facilities in Kedong, Qiqihaer, Baiquan, Gannan, Shanxi, and Langfang.  Using proprietary processing techniques, American Dairy makes products that are specially formulated for particular ages, dietary needs and health concerns.  American Dairy has over 200 company-owned milk collection stations, six production facilities with an aggregate milk powder production capacity of approximately 1,220 tons per day and an extensive distribution network that reaches over 50,000 retail outlets throughout China.  For more information about American Dairy, please visit http://www.americandairyinc.com.

Cautionary Note Regarding Forward-Looking Statements
This document contains forward-looking information about the Company’s operating results and business prospects that involve substantial risks and uncertainties.  Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about the Company’s plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words “may,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “could,” “would,” and similar expressions.  Because these forward-looking statements are subject to a number of risks and uncertainties, the Company’s actual results could differ materially from those expressed or implied by these forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2008, quarterly report on Form 10-Q for its first quarter in 2009, and in current reports on Form 8-K filed with the United States Securities and Exchange Commission and available at www.sec.gov.  The Company assumes no obligation to update any such forward-looking statements.

CONTACT
Integrated Corporate Relations, Inc.
In the United States: Ashley Ammon: 1-203-682-8200
In China: Wei-Jung Yang: 86-10-6599-7968